Exhibit 99.1

AMG Media & Investor Relations:	Patricia Figueroa (617) 747-3300
ir@amg.com pr@amg.com

AMG Names Thomas M. Wojcik as President and Chief Operating Officer

WEST PALM BEACH, FL, June 3, 2025 – AMG, a strategic partner to leading independent investment management firms globally, today announced the appointment of Thomas M. Wojcik as President, effective June 3, 2025. Mr. Wojcik will also continue to serve as Chief Operating Officer. Jay C. Horgen, previously President and Chief Executive Officer, will continue as Chief Executive Officer. In his expanded role, Mr. Wojcik will continue to work with Mr. Horgen on developing and executing AMG’s growth strategy. Mr. Wojcik joined the Company in 2019, serving as Chief Financial Officer from 2019 through 2024, and was named Chief Operating Officer in 2024. He will continue to report to Mr. Horgen.

“Since Tom joined 6 years ago, AMG has evolved meaningfully as we have focused on expanding our participation in secular growth areas,” said Mr. Horgen. “Through growth investments in both new and existing Affiliates, we have increased our exposure to private markets and liquid alternative strategies, which now contribute half of our earnings. By investing our capital and resources in forming partnerships with outstanding new Affiliates as well as alongside our existing Affiliates to develop innovative solutions for clients, we are magnifying AMG’s and our Affiliates’ future success – and as an integral member of our executive team, Tom has played an instrumental role in the development of our strategy and its execution across all of these fronts over the years. Tom’s leadership and wide range of contributions over this period have furthered AMG’s strategic success and cultural evolution as an organization. I am grateful for Tom’s many contributions so far and all of those to come, and together we look forward to leveraging the strength of our outstanding team as we continue to execute on AMG’s unique opportunity set.”

Mr. Wojcik joined AMG in 2019 from BlackRock, Inc., where he held a number of leadership roles over nearly a decade, including Global Head of Corporate Development and Investor Relations, Head of Strategy for the Americas and EMEA (Europe, Middle East, and Africa), and Chief Financial Officer for EMEA. Prior to joining BlackRock, Mr. Wojcik held investment roles at several independent partner-owned alternative asset managers. He began his career in investment banking in the Financial Institutions Group at Merrill Lynch & Co. and earned a B.A. from Duke University, and an M.B.A. from The Wharton School.

About AMG

AMG (NYSE: AMG) is a strategic partner to leading independent investment management firms globally. AMG’s strategy is to generate long-term value by investing in high-quality independent partner-owned firms, through a proven partnership approach, and allocating resources across AMG’s unique opportunity set to the areas of highest growth and return. Through its distinctive approach, AMG magnifies its Affiliates’ existing advantages and actively supports their independence and ownership culture. As of March 31, 2025, AMG’s aggregate assets under management were approximately $712 billion across a diverse range of private markets, liquid alternative, and differentiated long-only investment strategies. For more information, please visit the Company’s website at www.amg.com.

Certain matters discussed in this press release issued by Affiliated Managers Group, Inc. (“AMG” or the “Company”) may constitute forward-looking statements within the meaning of the federal securities laws, and could be impacted by a number of factors, including those described under the section entitled “Risk Factors” in AMG’s most recent Annual Report on Form 10-K, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. AMG undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. From time to time, AMG may use its website as a distribution channel of material Company information. AMG routinely posts financial and other important information regarding the Company in the Investor Relations section of its website at www.amg.com and encourages investors to consult that section regularly.